Exhibit 7a

AGREEMENT

The undersigned agree that this Amendment No. 1 to Schedule 13D relating to shares of the common stock of Zagg Incorporated shall be filed jointly on behalf of each of the undersigned.

May 25, 2012	/s/ SCOTT H. HUSKINSON
Date	Scott H. Huskinson

May 25, 2012	/s/ BLANE JOHNSON
Date	Blane Johnson

May 25, 2012	/s/ JEFF MORGAN
Date	Jeff Morgan

May 25, 2012	/s/ KENT WUTHRICH
Date	Kent Wuthrich

May 25, 2012	/s/ STEVE HANSEN
Date	Steve Hansen

May 25, 2012	/s/ CLAY BROADBENT
Date	Clay Broadbent